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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Cymer, Inc. on Form S-3 of our report dated January 29, 1997 (which report contains an explanatory paragraph that describes a change during 1994 in the Company's method of accounting for the accretion on the Company's Redeemable Convertible Preferred Stock), appearing in the Annual Report on Form 10-K of Cymer, Inc. for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



DELOITTE & TOUCHE LLP

San Diego, California
October 27, 1997